Exhibit 99.1

Microbot Medical Announces New Webinar Series to Engage Stakeholders with Experts in the Healthcare Space

The ‘Access-Ability Live” by MBOT will build an online community of healthcare industry leaders who are interested in robotics to come together and share their opinion and experience

First Webinar on November 16th at 1:00 pm ET will Focus on the Evolving Endovascular Space Procedures and How Emerging New Technologies such as the LIBERTY® Robotic System may be used by Physicians in the Future

HINGHAM, Mass., November 15, 2022 – Microbot Medical Inc. (Nasdaq: MBOT), announced that it will be hosting a monthly educational webinar series, the Access-Ability Live by MBOT, to focus on key issues impacting the future of the endovascular space, including robotics and other medical devices that will improve patient outcomes, and the place that the LIBERTY® Robotic System is expected to play in it. Each month, the Company plans to partner with industry leaders, such as physicians, hospital administrators, entrepreneurs, technicians and financial experts for a live discussion and Q&A session to address top-of-mind healthcare related topics.

The initial webinar will be held on November 16, 2022, at 1:00 pm ET, and hosted by the Company’s Chief Medical Officer, Dr. Eyal Morag. Dr. Morag’s guest speaker will be Dr. Sebastian Flacke, a global leader in the endovascular space and Chief of Interventional Radiology and Director of non-invasive Cardiovascular Imaging at Lahey Hospital & Medical Center. Dr. Flacke is expected to address the current landscape for endovascular procedures, and how it has changed over the past and the emerging technologies being developed today that can potentially and significantly change how these procedures are going to be performed in the near future. Dr. Flacke will also share his recent hands-on experience with the LIBERTY Robotic System and the future impact that he believes it will have on his practice once the system is cleared for commercialization in the U.S.

“Over the last couple of months, we have noticed increased interest in our LIBERTY® Robotic System technology by multiple stakeholders, ranging from physicians, investors, strategic partners, and others, which coincides with our continued efforts towards the regulatory and commercialization phases,” commented Harel Gadot, Chairman, CEO and President. “To address this growing interest and ensure we are engaging with our key stakeholders, it’s critical they hear first-hand from industry experts about the growing unmet needs in the endovascular space, and how the LIBERTY Robotic System has the potential to resolve many of the challenges being experienced today. Our decision to launch the Access-Ability Live by MBOT webinar series is meant to establish an online community of industry leaders who are interested in robotics to come together and share their experience.”

To participate on the webinar, please register in advance at: https://us06web.zoom.us/webinar/register/WN_BslG0qO6QJem2Ew_gPSCuw. After registering, participants will receive a confirmation email containing information about joining the webinar.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY and the One & DoneTM technologies, the outcome of its studies to evaluate LIBERTY, the One & DoneTM technologies and other existing and future technologies, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754